Exhibit 3.7

AMENDMENT

TO

LIMITED LIABILITY COMPANY AGREEMENT

OF

REXNORD INDUSTRIES, LLC

The undersigned, being the sole member of Rexnord Industries, LLC, a Delaware limited liability company (the “Company”), hereby amends the Limited Liability Company Agreement of the Company (the “Operating Agreement”), as follows:

1.            Effective April 1, 2020, Section 7.7 of the Operating Agreement is hereby amended to read in its entirety as follows:

“7.7 Fiscal Year; Method of Accounting; Elections. The Company’s fiscal year for both tax and financial reporting purposes shall end on December 31 each year, which is the same fiscal year used by the Member. Unless otherwise required by the Code, the method of accounting shall be the accrual method for both tax and financial reporting purposes.”

2.            Except as expressly provided herein, there are no other changes to the Operating Agreement and it shall continue in full force and effect.

Dated this 25th day of September, 2020.

REXNORD INDUSTRIES, LLC

By:	REXNORD LLC, its sole member

By:	/s/ Patty Whaley
Name:	Patty Whaley
Title:	VP, General Counsel & Secretary